Exhibit 99.1

Key Energy Services, Inc.	November 6, 2018
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE
Key Energy Services Reports Third Quarter 2018 Earnings

HOUSTON, TX, November 6, 2018 - Key Energy Services, Inc. (“Key” or the “Company”) (NYSE: KEG) reported third quarter 2018 consolidated revenues of $134.7 million and a net loss of $23.9 million, or $1.18 per share. The results for the third quarter include expenses of $1.6 million, or $0.08 per share, associated with certain equity awards, gains on sale of assets of $1.9 million, or $0.10 per share and costs associated with executive changes of $1.2 million, or $0.06 per share. Excluding these items, the Company reported a net loss of $23.0 million, or $1.14 per share.
Consolidated revenues in the third quarter of 2018 increased $24.1 million, or 21.8% from the third quarter of 2017. The Company reduced its net loss by $14.3 million in the third quarter of 2018, with diluted loss per share improving by $0.72 per share in the third quarter of 2018 as compared to the third quarter of 2017.
Overview and Outlook
Key’s President and Chief Executive Officer, Rob Saltiel, stated, “Since joining Key in August, I have visited each of the regions where we operate, meeting with our employees and our clients. It is clear to me that Key has a talented and dedicated employee base, and I am excited about our future growth opportunities. I have also taken steps to refine our organization in order to increase corporate connectivity to our field operations, reduce unnecessary layers, and improve our cost structure.
While our third quarter results were impacted by a loss of market share in one of our regions and lower activity in our completions-driven coiled tubing services, demand for our production-related services continues to increase, particularly in the Permian Basin where we had another quarter of growth. Further growth in the Permian and in other markets has been constrained by a tight labor market as we seek the right employees to deliver the high quality services that our clients expect.”
Saltiel continued, “Conversations with our clients regarding 2019 plans suggest increasing demand for both production-related and completion-related services over 2018 activity levels as their budgets factor in higher oil prices and a moderation of pipeline constraints in the Permian Basin.”

November 6, 2018

Financial Overview
The following table sets forth summary data for the third of quarter 2018 and prior comparable quarterly periods (in millions, except per share amounts, unaudited):

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Revenues	$134.7	$144.4	$110.7
Net loss	(23.9)	(16.9)	(38.2)
Diluted loss per share	(1.18)	(0.84)	(1.90)
Adjusted EBITDA	5.6	12.0	0.6
Segment Results
Third quarter 2018 Rig Services revenues of $77.1 million were down 4.1% as compared to second quarter 2018 revenues of $80.5 million, with rig hours declining approximately 3.5% to 180,943 hours. The decline in revenues was a result of a loss of business in California. The segment generated operating income of $4.5 million (5.8% of revenues) and adjusted EBITDA of $11.9 million (15.4% of revenue) in the third quarter of 2018 as compared to operating income of $8.1 million (10.0% of revenue) and adjusted EBITDA of $15.9 million (19.9 % of revenue) in the second quarter of 2018. Cost inefficiencies and lower revenues associated with the lost business in California, along with costs associated with a vehicular incident in the third quarter, resulted in the lower operating income and margin quarter on quarter.
Third quarter 2018 Fishing & Rental Services revenues of $17.5 million were up 6.0% as compared to second quarter 2018 revenues of $16.5 million. The segment generated an operating loss of $1.4 million and adjusted EBITDA of $4.5 million (25.7% of revenue) in the third quarter of 2018 as compared to operating loss of $2.1 million and adjusted EBITDA of $3.6 million (21.6% of revenue) in the second quarter of 2018. Third quarter 2018 Fishing & Rental Services margins improved on higher fishing activity, completions related rentals and improved pricing.
Third quarter 2018 Coiled Tubing Services revenues of $18.2 million declined 23.7% as compared to second quarter 2018 revenue of $23.9 million on lower utilization of large diameter coiled tubing units during the third quarter of 2018 largely as a result of completions schedules. The segment generated operating income of $0.4 million (2.3% of revenue) and adjusted EBITDA of $1.8 million (10.1% of revenue) in the third quarter of 2018 as compared to operating income of $3.1 million and adjusted EBITDA of $4.3 million (17.9% of revenue) in the second quarter of 2018. During the third quarter of 2018, the Company averaged

November 6, 2018

approximately 5 large diameter units working as compared to approximately 6 in the prior quarter. Coiled Tubing Services margins declined largely due to the lower activity and associated labor inefficiencies.
Third quarter 2018 Fluid Management Services revenues of $21.9 million declined 7.3% as compared to the second quarter 2018 revenues of $23.6 million. Third quarter truck hours declined 8.3% quarter on quarter with revenue per truck hour increasing approximately 1.1%. Truck hours fell largely due to lower demand for services associated with completion activities, primarily in the Permian Basin and shortages of qualified drivers. The segment generated an operating loss of $2.8 million and adjusted EBITDA of $1.6 million (7.3% of revenue) in the third quarter of 2018 as compared to an operating loss of $1.6 million and adjusted EBITDA of $3.4 million (14.2% of revenue) in the second quarter of 2018. The quarter on quarter decline was due largely to lower activity.
General and Administrative Expenses
General and Administrative (G&A) expenses were $23.9 million for the third quarter of 2018 compared to $22.9 million in the prior quarter. Third quarter 2018 G&A expenses included $1.6 million of stock-based compensation expense as compared to $0.3 million of stock-based compensation expense for the second quarter of 2018 due to a gain upon the cancellation of stock-based compensation from the resignation of Key’s former Chief Executive Officer. G&A expenses for the third quarter of 2018 include $1.2 million of costs associated with executive changes.
Liquidity
As of September 30, 2018, Key had total liquidity of $72.8 million, consisting of $43.3 million in unrestricted cash and $29.5 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. This compares to total liquidity of $90.6 million at June 30, 2018, consisting of $52.3 million in unrestricted cash and $38.3 million of borrowing capacity available under the Company’s $100.0 million asset-based loan facility. The Company has no outstanding borrowings under its $100.0 million asset-based loan facility. Capital expenditures for the third quarter of 2018 were $11.3 million and $28.5 for the first nine months of 2018.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its third quarter 2018 financial results on Wednesday, November 7, 2018 at 10:00 a.m. CST. Callers from the United States and Canada should dial (888) 794-4637 to access the call. International callers should dial (352) 204-8973. All callers should ask for the "Key Energy Services Conference Call"

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or provide the access code 9746298. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Wednesday, November 7, 2018, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call (855) 859-2056 or (800) 585-8367. The access code for the replay is 9746298. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
REVENUES	$134,721	$144,405	$110,653	$404,442	$319,885
COSTS AND EXPENSES:
Direct operating expenses	106,103	109,747	87,115	314,061	237,981
Depreciation and amortization expense	21,808	20,717	21,114	62,881	63,325
General and administrative expenses	23,925	22,854	37,168	71,353	98,498
Impairment expense	—	—	—	—	187
Operating loss	(17,115)	(8,913)	(34,744)	(43,853)	(80,106)
Interest expense, net of amounts capitalized	8,708	8,573	8,090	25,425	23,672
Other income, net	(213)	(752)	(4,578)	(1,972)	(5,779)
Reorganization items, net	—	—	60	—	1,501
Loss before income taxes	(25,610)	(16,734)	(38,316)	(67,306)	(99,500)
Income tax (expense) benefit	1,750	(161)	96	1,588	1,238
NET LOSS	$(23,860)	$(16,895)	$(38,220)	$(65,718)	$(98,262)
Loss per share:
Basic and diluted	$(1.18)	$(0.84)	$(1.90)	$(3.25)	$(4.89)
Weighted average shares outstanding:
Basic and diluted	20,252	20,231	20,106	20,234	20,101

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues
Rig Services	$77,153	$80,456	$61,933	$227,913	$184,026
Fishing & Rental Services	17,477	16,489	14,177	47,801	45,808
Coiled Tubing Services	18,220	23,870	12,499	60,513	27,005
Fluid Management Services	21,871	23,590	20,713	68,215	57,475
International	—	—	1,331	—	5,571
Consolidated Total	$134,721	$144,405	$110,653	$404,442	$319,885

Operating Income (Loss)
Rig Services	$4,470	$8,054	$(502)	$15,474	$(2,766)
Fishing & Rental Services	(1,390)	(2,141)	(2,366)	(7,483)	11,251
Coiled Tubing Services	413	3,153	1,854	7,498	(106)
Fluid Management Services	(2,832)	(1,606)	(7,262)	(7,502)	(17,426)
International	—	—	(1,128)	—	(4,780)
Functional Support	(17,776)	(16,373)	(25,340)	(51,840)	(66,279)
Consolidated Total	$(17,115)	$(8,913)	$(34,744)	$(43,853)	$(80,106)

Operating Income (Loss) % of Revenues
Rig Services	5.8%	10.0%	(0.8)%	6.8%	(1.5)%
Fishing & Rental Services	(8.0)%	(13.0)%	(16.7)%	(15.7)%	24.6%
Coiled Tubing Services	2.3%	13.2%	14.8%	12.4%	(0.4)%
Fluid Management Services	(12.9)%	(6.8)%	(35.1)%	(11.0)%	(30.3)%
International	—%	—%	(84.7)%	—%	(85.8)%
Consolidated Total	(12.7)%	(6.2)%	(31.4)%	(10.8)%	(25.0)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net loss	$(23,860)	$(16,895)	$(38,220)
Income tax expense (benefit)	(1,750)	161	(96)
Interest expense, net of amounts capitalized	8,708	8,573	8,090
Interest income	(201)	(194)	(182)
Depreciation and amortization	21,808	20,717	21,114
EBITDA	$4,705	$12,362	$(9,294)
% of revenues	3.5%	8.6%	(8.4)%

Severance costs	—	—	369
Stock-based compensation	1,582	321	3,330
Restructuring items, net	—	—	60
Gain on sales of assets	(1,935)	(730)	(711)
Legal settlements	—	—	11,562
Gain on sale of business in Russia	—	—	(4,677)
Executive changes	1,208	—	—
Adjusted EBITDA	$5,560	$11,953	$639
% of revenues	4.1%	8.3%	0.6%

Revenues	$134,721	$144,405	$110,653

November 6, 2018

	Three Months Ended September 30, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$4,488	$(1,378)	$414	$(2,827)	$(24,557)	$(23,860)
Income tax benefit	—	—	—	—	(1,750)	(1,750)
Interest expense, net of amounts capitalized	—	—	—	—	8,708	8,708
Interest income	—	—	—	—	(201)	(201)
Depreciation and amortization	8,212	6,012	1,403	5,262	919	21,808
EBITDA	$12,700	$4,634	$1,817	$2,435	$(16,881)	$4,705
% of revenues	16.5%	26.5%	10.0%	11.1%	—%	3.5%

Stock-based compensation	129	35	12	—	1,406	1,582
(Gain) loss on sales of assets	(912)	(180)	4	(847)	—	(1,935)
Executive changes	—	—	—	—	1,208	1,208
Adjusted EBITDA	$11,917	$4,489	$1,833	$1,588	$(14,267)	$5,560
% of revenues	15.4%	25.7%	10.1%	7.3%	—%	4.1%

Revenues	$77,153	$17,477	$18,220	$21,871	$—	$134,721

	Three Months Ended June 30, 2018
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$8,090	$(2,135)	$3,156	$(1,577)	$(24,429)	$(16,895)
Income tax expense	—	—	—	—	161	161
Interest expense, net of amounts capitalized	—	—	—	—	8,573	8,573
Interest income	—	—	—	—	(194)	(194)
Depreciation and amortization	7,870	5,891	1,312	5,140	504	20,717
EBITDA	$15,960	$3,756	$4,468	$3,563	$(15,385)	$12,362
% of revenues	19.8%	22.8%	18.7%	15.1%	—%	8.6%

Stock-based compensation	30	55	89	—	147	321
(Gain) loss on sales of assets	(12)	(248)	(284)	(213)	27	(730)
Adjusted EBITDA	$15,978	$3,563	$4,273	$3,350	$(15,211)	$11,953
% of revenues	19.9%	21.6%	17.9%	14.2%	—%	8.3%

Revenues	$80,456	$16,489	$23,870	$23,590	$—	$144,405

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

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“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.